EXHIBIT 10.357

                                 PROMISSORY NOTE

                               Glendale, California
$650,000                                                       December 22, 2000

     FOR VALUE RECEIVED, the undersigned, Pollution Research and Control Corp., a California corporation (hereinafter referred to as the "Maker"), with its address at 506 Paula Avenue, Glendale, California 91201, agrees and promises to pay to the order of Mr. Steven Sion (hereinafter referred to as the "Holder"), at 9913 Robin Oaks Drive, Las Vegas, Nevada 89117. or such other place as the Holder may designate in writing, in coin or currency of the United States of America, which at the time of payment is legal tender for the payment of public and private debts, the principal sum of six hundred fifty thousand dollars ($650,000.00), together with interest thereon at the rate of twelve per cent (12%) per annum (based upon a 360-day year), from the date hereof until maturity, as hereinafter provided. The principal balance of this Promissory Note (hereinafter referred to as the "Note"), together with all interest then accrued and unpaid, shall be due and payable on the first to occur of February 20, 2001, or the date on which the Maker receives the funds from the Standard Bank of New York as a result of forfaiting that certain letter of credit in the amount of $2,000,000 drawn on China Construction Bank.

     This Note and the payment hereof shall be subject to the execution by the Maker and the Holder contemporaneously with this Note of that certain Agreement (hereinafter referred to as the "Agreement") of even date herewith, a copy of which is attached hereto and incoporated herein by this reference; which Agreement provides for the Maker, as an incentive for making the loan described in this Note, to (i) issue to the Holder options exercisable to purchase 100,000 shares of common stock, no par value per share (the "Common Stock"). of the Maker at an exercise price of $.875; (ii) cause Brittanica Associates Limited to assign, transfer and convey 50,000 free-trading shares of Common Stock to the Holder on February 20, 2001; (iii) issue to the Holder 50,000 newly-issued, restricted shares of Common Stock that the Maker will register with the U.S. Securities and Exchange Commision on an appropriate form of registration statement prior to December 31, 2001; and (iv) issue to the Holder, in the event of default in the payment of this Note, a debenture in the principal amount of $1,000,000 convertible into 500,000 shares of Common Stock. The Agreement provides that the remuneration described in items (i) through (iv) above shall be issuable, assignable, transferable and/or conveyable by the Maker to the Holder even if the Maker fails to consummate the proposed business combination with Nettires.com, Inc. ("Nettires").

     Additionally, the Agreement provides, in the event of, and subject to, the consummation (the "Closing") of the proposed business combination between the Maker and Nettires, (a) for the Holder to purchase for the total amount of $200,000 in cash, on the date of payment of this Note, 228,571 newly-issued, restricted shares of Common Stock that the Maker will register with the U.S. Securities and Exchange Commission on an appropriate form of registration statement prior to December 31, 2001; (b) for the Maker to issue to the Holder, on the date of payment of this Note,m options exercisable to purchase 228,571 shares of Common Stock at an exercise price of $.875; and (c) for the Maker to pay to the Holder, on the date of the Closing, a finder's fee in the amount of 10% of the value of the total net assets realized by the Maker from the proposed business combination with Nettires; provided, however, that, the foregoing provision notwithstanding, said finder's fee shall in no event exceed the sum of $400,000.

     The Maker may prepay any part or all of this Note at any time without penalty. Each payment or pre-payment made by the Maker hereunder shall be applied first to the payment or pre-payment of accrued and unpaid interest, if any, due on the unpaid principal balance of this Note and the remainder of each payment or pre-payment made by the Maker shall be applied to the reduction of the unpaid principal balance hereof.

     If default is made in the payment of this Note, as and when the same is or becomes due, the Holder may, after notice and failure to cure as hereinafter provided, without additional notice or demand, declare the entire unpaid principal balance hereof and accrued and unpaid interest, if any, at once due and payable.

     Except as otherwise specifically set out herein, the Maker waives demand and presentment for payment, notice of non-payment, protest, notice of protest, notice of acceleration of the indebtedness due hereunder, bringing of suit and iligence in taking any action to collect amounts called for hereunder, and agrees that the time of payments hereof may be extended without notice at any time and from time-to-time, and for perioods of time for a term or terms in excess of the original term without notice or consideration to, or consent from the Maker, without same constituting a waiver of the Holder's rights under this Note.

     If payment is not received by the tenth day after it is due, then the Holder agrees to give written notice of such to the Maker. If payment is not received within five day of said notice, then the Holder may at his election accelerate this Note. The Holder may charge a late charge of two percent (2%) of the amount of the payment received after the tenth day such payment is due.

     The Maker represents that it is duly authorized and empowered to enter into, deliver, perform and be fully bound by all of the terms, provisions and conditions of this Note. The Maker also represents that the making and delivery of this note, and the performance of any agreement or instrument made in connection herewith, does not conflict with or violate any other agreement to which the Maker is a party.

     No provision of this Note shall require the payment or permit the collection of interest in excess of the maximum permitted by law, and in the event of any such excess, neither the Maker nor its successors or assigns shall be obligated to pay any such excess to the extent that it is more than the amount permitted by law. If an excess amount is received, charged, collected or applied as interest, it shall automatically be made so as to reduce the rate to that permitted by law and any excess interest then received, charged or collected shall be applied to reduce the amount of any collateral to which the Holder is entitled.

     In the event that any word, phrase, clause, sentence or other provision, hereof shall violate any applicable statute, ordinance or rule of law in any jurisdiction in which it is used, such provision shall be ineffective to the extent of such violation without invalidating any other provision hereof.

     IN WITNESS HEREOF, this Note effective as of the date and year written above, is executed on the 22nd day of December, 2000.

                                            POLLUTION RESEARCH AND CONTROL CORP.


                                            By: /s/ Albert E. Gosselin, Jr.
                                            ------------------------------------
                                            Albert E. Gosselin, Jr., President